SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549



     Form 8-K

     CURRENT REPORT



     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) April, 1999

                            NiSource Inc.
          (Exact name of registrant as specified in its charter)

                  Indiana                              35-1719974
           (State or other jurisdiction  (Commission    (IRS Employer
             of incorporation)          File Number)    Identification No.)

     801 E. 86th Avenue, Merrillville,  Indiana 46410-6272
     (Address of principal
       executive offices)                       (Zip Code)

     Registrant's telephone number, including area code 219/853-5200

    Form 8-K


     ITEMS OF INFORMATION


ITEM 5. OTHER EVENTS

     (a) On April 14, 1999, the Shareholders of NIPSCO  Industries,  Inc. (NYSE:
NI) voted to change the energy/utility holding company's name to NiSource Inc. (pronounced Nye-source).

     Only the name of the holding company has changed. The names of Northern Indiana Public Service Company (NIPSCO), Bay State Gas Company and IWC Resources Corp., the Company's major subsidiaries, remain the same. In addition, the Company's New York Stock Exchange ticker symbol, NI, will not change.

     Attached to this Form 8-K is the press release dated April 14, 1999 that, among other things, announced the name change.

     SIGNATURE

The following exhibit is being filed with this Form 8-K:

   2.1     Press release dated April 14, 1999.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 NiSource Inc.




                                         By (signed)________________________
                                                    Nina M. Rausch
                                                    Secretary




  April 20, 1999


FOR IMMEDIATE RELEASE
                                                                 April 14, 1999

                                                          FOR MORE INFORMATION
                                                                Maria P. Hibbs
                                            Director, Corporate Communications
                                                                (219) 647-6201

                                 NIPSCO Industries changes name to NiSource Inc.

Chairman highlights achievements, future direction at annual meeting

     SOUTH BEND, Ind.- Shareholders of NIPSCO Industries, Inc. (NYSE: NI) today voted to change the energy/utility holding company's name to NiSource Inc. (pronounced Nye-source).
     "We believe NiSource describes the new direction of the company as a multi-state supplier of energy and water resources and related services," Chairman, President and Chief Executive Officer Gary L. Neale told shareholders at their annual meeting. "In other words, we are delivering life's essential resources to our customers - and, in turn, delivering added value to our shareholders."
     Only the name of the holding company has changed, Neale noted. The names of Northern Indiana Public Service Company (NIPSCO), Bay State
Gas Company and IWC Resources Corp., the Company's major subsidiaries, remain the same.
      In addition, the Company's New York Stock Exchange ticker symbol, NI, will not change.
      At the meeting, Neale announced that the Company's earnings for the first quarter of 1999 reached 62 cents per share, compared with 49 cents for the same quarter in 1998. He attributed the improved earnings to stronger operating results from the Company's natural gas, electricity and water distribution businesses, driven by a return to more normal weather patterns, and the inclusion of earnings from recently acquired Bay State Gas Company. Improved performance of the Company's competitive products and services businesses also contributed to the earnings growth, Neale said.
     "You may have heard last week that you are now a shareholder of a Fortune 500 company," Neale told shareholders gathered at the Century Center in downtown South Bend. "In the April 26, 1999, edition of Fortune magazine, you can see that our 22 percent yearly return to shareholders over each of the last 10 years makes us No. 1 among all the Fortune 500 utilities."


                                                                -more-


     The challenge, Neale noted, is to continue to bring outstanding returns to shareholders in a constantly evolving energy/utility world and a volatile stock market. He outlined NiSource's focused growth strategy to build a distribution value chain around the Company's core natural gas, electricity and water distribution businesses.
      Neale urged shareholders and customers to follow the Company's progress by viewing the new NiSource Web site, which debuts today. The site, www.nisource.com, features stock quotes, news about NiSource and direct links  to  subsidiaries'  Web  sites.
       Neale also highlighted the Company's commitment to the environment, noting that NiSource recently won the North American Waterfowl Management Plan's National Great Blue Heron Award. The award recognizes that NiSource is setting the standard for corporate environmental responsibility.
     "We are the first utility to ever receive this award for our land donations, contributions to local environmental projects, redevelopment of brownfields and efforts to reduce emissions," Neale said.
     At the meeting, Edmund A. Schroer, former chairman and chief executive officer of NIPSCO Industries and Northern Indiana Public Service Company, retired from the NiSource Board of Directors. Neale thanked Schroer for his 42 years of leadership, dedication and distinguished service to the Company.
     Schroer's spot on the 10-member board was filled by the shareholders' election of Roger A. Young, chairman of Bay State Gas Company. NiSource acquired Bay State on Feb. 12, 1999. Westborough, Mass.-based Bay State provides natural gas service to more than 300,000 customers in Massachusetts, New Hampshire and Maine.
     More than 81 percent of the 128,627,282 outstanding shares of common stock were voted at the meeting.
     Shareholders elected three directors to the Board of Directors. They include: Young; Ian M. Rolland, retired chairman and chief executive officer of Lincoln National Corporation, Fort Wayne, Ind.; and John W. Thompson, general manager, IBM Americas of IBM Corporation, White Plains, N.Y. Their terms expire in 2002.
     Other directors of NiSource include: Dr. Steven C. Beering, president, Purdue University, West Lafayette, Ind.; Arthur J. Decio, chairman and chief executive officer of Skyline Corporation, Elkhart, Ind.; James T. Morris, chairman, chief executive officer and president of IWC Resources Corp., a NiSource company based in Indianapolis; Neale; Denis E. Ribordy, vice chairman of the Chicago Motor Club and retired president of Ribordy Drugs; Robert J. Welsh, chairman and chief executive officer of Welsh, Inc., Merrillville, Ind.; and Dr. Carolyn Y. Woo, Gillen Dean and Siegfried
Professor of Management at the University of Notre Dame College of Business Administration, South Bend, Ind.
     Shareholders also approved the Company's Amended and Restated 1988 and 1994 Long-Term Incentive Plans.
     NiSource, based in Merrillville, Ind., is a holding company whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.
                             ###
Note to Editors: The full text of Gary Neale's remarks to shareholders is available via the NiSource Web site. Click on "About Us" and view the press release listings.